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                                                     300 Sportsman Drive
                                                     Mail Stop 68
                                                     Huntsville, Alabama 35805
                                                     Telephone: (256) 726-1483
       LOGO                                          FAX: (256) 726-3330
    NEWS RELEASE

For Immediate Release
Contact: Gerald G. Watson, President & CEO
(256) 726-2608



              Teledyne-Commodore Files Protest Over Contract Award


HUNTSVILLE, Ala., August 12, 1998 - Citing major errors in the evaluation process, Teledyne-Commodore LLC (T-C) has filed an official protest with the General Accounting Office after T-C's technology to destroy chemical weapons was omitted from the U.S. Army's Assembled Chemical Weapons Assessment (ACWA) program technology demonstrations.

T-C's solvated electron technology (SET(TM)) was one of six technologies selected in May, 1998 to move into the demonstration phase to identify alternative approaches to incineration for the disposal of the United States' stockpile of chemical weapons. However, in late July, 1998 the Army said it had discovered it was short of funds and decided to down-select to three technologies for demonstration testing. The three technologies omitted from demonstration testing included the SET(TM) technology.

T-C filed its protest of the ACWA determination with the GAO Monday, August 10, 1998. The action is expected to delay the program until the protest is resolved.

"In our debriefing by the selection officials last week as to the rationale for the award decision, we came to firmly believe that major errors were made in the evaluation process and that the real intent of Congress was not being followed," said T-C President Gerald Watson. "Meanwhile, Congressional supporters of the program have laid the groundwork for more funding, and members of the ACWA Dialogue groups have urged that ways be found to permit the six technologies previously selected to be given the opportunity to demonstrate their technologies."

"We are convinced that the SET(TM) process, coupled with our ammonia fluid jet cutting and ammonia washout of explosive components, offers the only proven alternative to incineration. It is a mature and fully integrated system," said Watson. "Adding to our confidence in the SET(TM) technology is the fact that we have already processed more than twice as many assembled rounds of ammunition as any other technology. This has been done consistently, safely and effectively, at our pilot plant at Redstone Arsenal."

In testing at Redstone Arsenal, M61 Rockets fully loaded with live fuses, high explosive propellants and agent simulant were cut open and the energetics removed and transferred automatically to the reactors where they were destroyed, Watson said.

"I believe our process is the only process among the competitors scaled to handle full sized rockets and projectiles," Watson said. "This is significant and is in compliance with the RFP requesting each of the competitors to demonstrate their capability to destroy a fully assembled chemical munition."
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Watson said he also is convinced that the proposed Teledyne-Commodore process fully meets the Congressional mandate of a nonthermal complete solution that neutralizes and destroys all agents and energetics, as well as decontaminating the metal components and waste products. He said that, unlike other companies which use multiple technologies, the SET(TM) process is the only technology required and is effective against all agents, energetics, and metal components, and the waste streams meet Federal requirements for disposal in permitted landfills.

Among mistakes made in the process, Watson said, was the failure to follow ACWA's own evaluation criteria, including properly calculating "best value" and allowing for a "total system solution." For example, he said, the company learned at the debriefing that, even though the evaluation criteria established technical rankings as the most important factors, two of the three winning companies had the lowest technical evaluations of the original six. He added that other errors in the process included failure to properly consider government financial support for tests carried out by two of the announced winners, and the opportunity for some bidders to reduce costs after the submission of bids.

"The only way we felt we could help bring about the opportunity to demonstrate our technology on a level playing field was to file an official protest to the GAO to show that we were mistakenly omitted from the demonstration phase of the program," Watson said.

The company noted that Senators Mitch McConnell and Wendell Ford of Kentucky have won Senate approval for additional funds aimed at permitting all six companies to demonstrate their technologies. The funding for the new fiscal year beginning October 1, 1998 is expected to be resolved in joint conference of the two houses of Congress in September.

Teledyne-Commodore, a 50-50 joint venture of Teledyne Environmental, Inc., a subsidiary of Allegheny Teledyne Incorporated (NYSE:ALT), and Commodore Applied Technologies, Inc. (ASE:CXI), was formed in August 1996. It employs Commodore's proprietary, patented SET(TM) process, a non-thermal chemical process that works at ambient temperatures and low pressures.


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